                                                                   EXHIBIT 10.42




January   14, 1998



Mr. Gregg Rondinelli
790 Summit Drive
Laguna Beach, CA 92651

Dear Gregg:

This letter shall set forth the understanding between you and Diedrich Coffee, Inc., a Delaware corporation (the "Company") regarding the extension of your employment by the Company as Manager of Strategic Planning to assist the Company in (a) developing a strategic plan and (b) in raising needed working capital (the "Agreement"). Subject to the terms and conditions set forth herein, we agree as follows:

1. Your paid employment as Manager of Strategic Planning is extended until March 31, 1998 and no further. You shall receive your assignments from and report directly to the Chief Executive Officer. You may continue to work without salary compensation after March 31, 1998 in order to complete the private placement described below.

2. As compensation for being employed in the capacity set forth above, you shall be entitled to the following:

        (a) $5,000 per month through March 31, 1998 (less all amounts required by law to be withheld or deducted) payable on the first day of each month (or any pro rata portion thereof for any month of partial service) for so long as you are employed by the Company.

        (b) The Company shall grant options to you pursuant to the Company's 1996 Stock Incentive Plan in accordance with the following terms and conditions: you shall receive options to purchase 25,000 shares of the Company's common stock which shall become vested and exercisable immediately after the Company shall have received the proceeds (less customary expenses and fees) of a private placement of approximately $ 5 million. The exercise price for all of the options set forth above shall be $6.125, which represents the closing price for the stock on the date hereof. All of the options shall terminate March 31, 2003.

3. This Agreement is "at will" and it may be terminated, with or without cause, at any time, by either you or the Company.

Thank you for your assistance to the Company at this important time. If the provisions of this letter are consistent with your understanding of our agreement, please sign and return the enclosed counterpart copy of this letter to me at your earliest convenience.

Sincerely,



Timothy J. Ryan
President and Chief Executive Officer



Accepted and agreed to:


--------------------------------------
Gregg Rondinelli



TJR:cs